Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272781), Form S-3D (No. 333-163047), Form S-8 (No. 333-231505), and Form S-8 (No. 333-286546) of CNB Financial Corporation of our reports dated March 11, 2026, with respect to the consolidated financial statements of CNB Financial Corporation and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10 K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 11, 2026